Nelnet Reports First Quarter 2020 Results

LINCOLN, Neb., May 7, 2020 - Nelnet (NYSE: NNI) today reported a GAAP net loss of $40.5 million, or $1.01 per share, for the first quarter of 2020, compared with GAAP net income of $41.6 million, or $1.03 per share, for the same period a year ago.

GAAP net income decreased to a net loss for the three months ended March 31, 2020, compared with the same period in 2019, primarily due to adverse economic conditions caused by the COVID-19 pandemic. The company recognized an incremental provision for loan losses totaling $63.0 million ($47.9 million after tax, or $1.20 per share) because of an increase in expected loan defaults that was magnified by the requirements of the new current expected credit loss (CECL) accounting standard adopted by the company on January 1, 2020, and impairment charges totaling $34.1 million ($25.9 million after-tax, or $0.65 per share) on certain investments that were negatively impacted by the pandemic. In addition, loan spread decreased in the first quarter of 2020 as a result of a precipitous drop in interest rates in March 2020. In a declining interest rate environment, student loan spread is compressed, due to the timing of interest rate resets on the company's assets occurring daily in contrast to the timing of the interest rate resets on the company's debt that occur either monthly or quarterly.

Net loss, excluding derivative market value adjustments1, was $24.9 million, or $0.62 per share, for the first quarter of 2020, compared with net income of $64.8 million, or $1.61 per share, for the same period in 2019.

"We are so proud of Nelnet’s associates and their positive response to the pandemic,” said Jeff Noordhoek, Chief Executive Officer. “The vast majority of our teams have been working from home for several weeks and continue to support our customers with exceptional service levels and relief options for those struggling financially. In addition, we appreciate the dedication of those team members who are coming into the office to perform an essential function or assisting internet customers in their homes and businesses. We will continue to prioritize the health and safety of our associates and the purpose we work for each day—to serve others.”

“Nelnet’s diversification, financial strength, and liquidity will benefit us during the pandemic and resulting recession. While the results of the quarter reflect the unique challenges brought on by the pandemic, our core business operations performed well. As we look into the future, we will continue to evaluate the long-term impact of the pandemic on our customers and associates, as well as look for opportunities to invest in new initiatives that will add value to our business.”

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.

Asset Generation and Management

The company's AGM operating segment reported net interest income of $52.7 million during the first quarter of 2020, compared with $58.1 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $4.2 million during the first quarter of 2020, compared with income of $19.0 million for the same period in 2019. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $56.9 million and $77.1 million in the first quarter of 2020 and 2019, respectively.

Core loan spread2, which includes the impact of derivative settlements, decreased to 1.02 percent for the quarter ended March 31, 2020, compared with 1.30 percent for the same period in 2019. Core loan spread was negatively impacted in the first quarter of 2020 as a result of the significant drop in interest rates in March 2020. As the company's debt resets to reflect the lower rates, the company expects loan spread to increase.

1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

2 Core loan spread is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

Provision for loan losses was $76.3 million for the three months ended March 31, 2020, compared with $7.0 million for the same period in 2019. The company's provision for loan losses increased during the first quarter of 2020 primarily as a result of the COVID-19 pandemic and its effects on the current and forecasted economic conditions. Provision expense was also impacted by the company's adoption of the CECL accounting standard on January 1, 2020, which required the company to record life of loan expected losses on all loans, including those acquired during the first quarter of 2020.

During the first quarter of 2020, the company sold $124.2 million (par value) of consumer loans to a third party and recognized a gain of $18.2 million ($13.8 million after tax, or $0.35 per share).

For the three months ended March 31, 2020, AGM reported a net loss of $46.3 million, compared to net income of $20.2 million for the same period in 2019.

Loan Servicing and Systems

Revenue from the Loan Servicing and Systems segment was $112.7 million for the first quarter of 2020, compared with $114.9 million for the same period in 2019. As of March 31, 2020, the company was servicing $477.4 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $472.1 billion of loans serviced by the company as of March 31, 2019.

Net income for the Loan Servicing and Systems segment was $10.4 million for the three months ended March 31, 2020, compared with $16.7 million for the same period in 2019. The decrease in net income in 2020 was due to additional costs incurred to meet increased service and security standards under the company's Department of Education servicing contracts.

Education Technology, Services, and Payment Processing

For the first quarter of 2020, revenue from the Education Technology, Services, and Payment Processing operating segment was $83.7 million, compared to $79.2 million for the same period in 2019. The increase in revenue was due to growth in managed tuition payment plans, campus commerce customer transactions, and payments volume, as well as an increase in the number of customers using the operating segment's education and technology services. Revenue growth for this segment was slowed in March as schools closed to slow the spread of COVID-19.

Net income for the Education Technology, Services, and Payment Processing segment was $20.8 million for the three months ended March 31, 2020, compared with $19.0 million for the same period in 2019.

The company is uncertain how the pandemic will affect higher education and K-12 enrollment in upcoming terms. A decrease in enrollment could reduce the demand for certain of the company’s products and services and decrease this segment’s revenue and net income in future periods.

Communications

Revenue from ALLO was $18.2 million for the first quarter of 2020, compared with $14.5 million for the same period in 2019. The number of households served as of March 31, 2020, was 49,684, an increase of 9,346, or 23 percent, from the number of households served as of March 31, 2019.

ALLO has experienced increased demand from new and existing residential customers to support connectivity needs for working and learning from home. In addition, ALLO has partnered with school districts to provide connectivity to low income families at discounted rates.

ALLO is focused on increasing market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest. During the first quarter of 2020, ALLO announced plans to build out a network in Norfolk, Nebraska, increasing households in current markets to over 171,000 as of March 31, 2020, of which more than 143,000 are passed and are either already served or have the opportunity to be served by ALLO's existing network. ALLO incurred capital expenditures of $7.2 million during the three months ended March 31, 2020. The company currently anticipates total network expenditures for the remainder of 2020 will be approximately $30 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

For the first quarter of 2020, ALLO recognized a net loss of $5.5 million, compared with a net loss of $4.8 million for the same period in 2019. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
ALLO's management uses earnings before interest, income taxes, depreciation, and amortization (EBITDA)3 to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the first quarter of 2020, ALLO reported EBITDA of $3.2 million, compared with $1.0 million for the same period in 2019.

Impairment Charges

During the first quarter of 2020, the company recorded a total of $34.1 million (pre-tax) in impairment charges on certain of its investments. AGM recorded a $26.3 million impairment charge on its beneficial interest in consumer loan securitizations that reflects an anticipated increase in defaults during the economic downturn. In addition, the company recognized a $7.8 million impairment charge related to several of its venture capital investments that were negatively impacted by the pandemic.

Liquidity and Capital Activities

As of March 31, 2020, the company had $204.8 million in cash and cash equivalents and $57.1 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $455.0 million unsecured line of credit. As of March 31, 2020, $100.0 million was outstanding on the line of credit and $355.0 million was available for future use.
The company paid cash dividends of $7.9 million, or $0.20 per share, during the first quarter of 2020.

The company currently believes its cash and anticipated cash generated from operations will be sufficient to fund its operating expenses and business activities for the foreseeable future. In addition, the company does not currently believe the COVID-19 pandemic will have any impact regarding compliance with covenants on any of the company's debt facilities, including its unsecured line of credit. The company intends to use its strong liquidity position to invest in market opportunities, including: federally insured, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board of Directors Declares Second Quarter Dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.20 per share. The dividend will be paid on June 15, 2020 to shareholders of record at the close of business on June 1, 2020.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks include, but are not limited to: risks related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department of Education (Department), which current contracts accounted for 30 percent of the company's revenue in 2019; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's procurement process, the uncertain timing and nature of the outcome of the company's protest of the reported decision by the Department as to the company's proposal for the transitional information technology platform component of the Department's procurement, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized within the currently anticipated time frame or at all, risks that the company may not be successful in obtaining any of

3 EBITDA is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of non-GAAP to GAAP financial information.

such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks that the conditions to the reported approval of federal deposit insurance and an industrial bank charter for Nelnet Bank may not be satisfied within a reasonable timeframe or at all, thus delaying or preventing Nelnet Bank from commencing operations, and the uncertain nature of the expected benefits from obtaining an industrial bank charter, including the ability to successfully launch banking operations and achieve expected market penetration; risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2020. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Operations
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income:
Loan interest	$181,793	204,638	242,333
Investment interest	7,398	7,720	8,253
Total interest income	189,191	212,358	250,586
Interest expense:
Interest on bonds and notes payable	134,118	148,106	191,770
Net interest income	55,073	64,252	58,816
Less provision for loan losses	76,299	13,000	7,000
Net interest income after provision for loan losses	(21,226)	51,252	51,816
Other income/expense:
Loan servicing and systems revenue	112,735	113,086	114,898
Education technology, services, and payment processing revenue	83,675	63,578	79,159
Communications revenue	18,181	17,499	14,543
Gain on sale of loans	18,206	15,549	—
Other income	8,281	10,973	9,067
Impairment expense	(34,087)	—	—
Derivative market value adjustments and derivative settlements, net	(16,365)	3,170	(11,539)
Total other income/expense	190,626	223,855	206,128
Cost of services:
Cost to provide education technology, services, and payment processing services	22,806	19,002	21,059
Cost to provide communications services	5,582	5,327	4,759
Total cost of services	28,388	24,329	25,818
Operating expenses:
Salaries and benefits	119,878	124,561	111,059
Depreciation and amortization	27,648	28,651	24,213
Other expenses	43,384	46,710	43,816
Total operating expenses	190,910	199,922	179,088
(Loss) income before income taxes	(49,898)	50,856	53,038
Income tax benefit (expense)	10,133	(9,022)	(11,391)
Net (loss) income	(39,765)	41,834	41,647
Net (income) loss attributable to noncontrolling interests	(767)	546	(56)
Net (loss) income attributable to Nelnet, Inc.	$(40,532)	42,380	41,591
Earnings per common share:
Net (loss) income attributable to Nelnet, Inc. shareholders - basic and diluted	$(1.01)	1.06	1.03
Weighted average common shares outstanding - basic and diluted	39,955,514	39,896,232	40,373,295

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2020	December 31, 2019	March 31, 2019
Assets:
Loans and accrued interest receivable, net	$21,158,208	21,402,868	22,661,505
Cash, cash equivalents, and investments	458,783	381,005	305,879
Restricted cash	895,494	1,088,695	976,744
Goodwill and intangible assets, net	231,039	238,444	262,707
Other assets	537,104	597,958	515,092
Total assets	$23,280,628	23,708,970	24,721,927
Liabilities:
Bonds and notes payable	$20,466,730	20,529,054	21,835,723
Other liabilities	488,098	788,822	555,910
Total liabilities	20,954,828	21,317,876	22,391,633
Equity:
Total Nelnet, Inc. shareholders' equity	2,320,680	2,386,712	2,325,996
Noncontrolling interests	5,120	4,382	4,298
Total equity	2,325,800	2,391,094	2,330,294
Total liabilities and equity	$23,280,628	23,708,970	24,721,927
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Net (loss) income, excluding derivative market value adjustments

	Three months ended March 31,
	2020	2019
GAAP net (loss) income attributable to Nelnet, Inc.	$(40,532)	41,591
Realized and unrealized derivative market value adjustments (a)	20,602	30,574
Tax effect (b)	(4,944)	(7,338)
Net (loss) income attributable to Nelnet, Inc., excluding derivative market value adjustments	$(24,874)	64,827

Earnings per share:
GAAP net (loss) income attributable to Nelnet, Inc.	$(1.01)	1.03
Realized and unrealized derivative market value adjustments (a)	0.52	0.76
Tax effect (b)	(0.13)	(0.18)
Net (loss) income attributable to Nelnet, Inc., excluding derivative market value adjustments	$(0.62)	1.61

(a)  "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting.  As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item.  Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.

(b) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread

The following table analyzes the loan spread on the company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended March 31,
	2020	2019
Variable loan yield, gross	3.98%	5.04%
Consolidation rebate fees	(0.83)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.01	0.03
Variable loan yield, net	3.16	4.23
Loan cost of funds - interest expense	(2.58)	(3.47)
Loan cost of funds - derivative settlements (a) (b)	0.04	0.04
Variable loan spread	0.62	0.80
Fixed rate floor income, gross	0.36	0.19
Fixed rate floor income - derivative settlements (a) (c)	0.04	0.31
Fixed rate floor income, net of settlements on derivatives	0.40	0.50
Core loan spread	1.02%	1.30%

Average balance of loans	$20,793,758	22,313,270
Average balance of debt outstanding	20,616,771	21,989,065

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended March 31,
	2020	2019
Core loan spread	1.02%	1.30%
Derivative settlements (1:3 basis swaps)	(0.04)	(0.04)
Derivative settlements (fixed rate floor income)	(0.04)	(0.31)
Loan spread	0.94%	0.95%

(b) Derivative settlements include the net settlements received related to the company’s 1:3 basis swaps.
(c) Derivative settlements include the net settlements received related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the company's Asset Generation and Management segment statements of operations.

	Three months ended March 31,
	2020	2019
Variable interest income, gross	$205,512	277,024
Consolidation rebate fees	(43,137)	(46,491)
Discount accretion, net of premium and deferred origination costs amortization	660	1,375
Variable interest income, net	163,035	231,908
Interest on bonds and notes payable	(132,668)	(187,957)
Derivative settlements (basis swaps), net (a)	2,112	2,334
Variable loan interest margin, net of settlements on derivatives (a)	32,479	46,285
Fixed rate floor income, gross	18,758	10,425
Derivative settlements (interest rate swaps), net (a)	2,125	16,701
Fixed rate floor income, net of settlements on derivatives (a)	20,883	27,126
Core loan interest income (a)	53,362	73,411
Investment interest	4,133	4,534
Intercompany interest	(581)	(842)
Net interest income (net of settlements on derivatives) (a)	$56,914	77,103

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements on derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income as presented in this table. Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures.

A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's
Asset Generation and Management segment follows.

	Three months ended March 31,
	2020	2019
Net interest income (net of settlements on derivatives)	$56,914	77,103
Derivative settlements (1:3 basis swaps)	(2,112)	(2,334)
Derivative settlements (fixed rate floor income)	(2,125)	(16,701)
Net interest income	$52,677	58,068

Earnings before interest, taxes, depreciation, and amortization (EBITDA)

A reconciliation of ALLO's GAAP net loss to earnings before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended March 31,
	2020	2019
Net loss	$(5,536)	(4,810)
Net interest (income) expense	—	(2)
Income tax benefit	(1,748)	(1,519)
Depreciation and amortization	10,507	7,362
Earnings before interest, income taxes, depreciation, and amortization (EBITDA)	$3,223	1,031

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.